EXHIBIT 15.1
July 29, 2019
Alexander’s, Inc.
210 Route 4 East
Paramus, New Jersey 07652

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Alexander’s, Inc. and subsidiaries for the periods ended June 30, 2019, and 2018, as indicated in our report dated July 29, 2019; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, is incorporated by reference in Registration Statement No. 333-212838 on Form S-8 and Registration Statement No. 333-224054 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey